Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ammo, Inc. on Forms S-8 (No. 333-251677 and No. 333-27078) and Form S-3 (No. 333-252786) of our reports dated May 19, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Ammo, Inc. for the year ended March 31, 2024.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

May 20, 2025